Exhibit 4.1

                                                              July 9, 2004

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30155

         RE:  SIXTH AMENDMENT - REVISED

Gentlemen:

      WEGENER COMMUNICATIONS, INC., a Georgia corporation ("Borrower") and LaSalle Bank National Association, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the
"Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. The Agreement hereby is amended as follows:

      (A) The first grammatical sentence of Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

                  9. TERMINATION: This Agreement shall be in effect from the date hereof until June 30, 2006 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "Renewal Term") unless (a) Bank makes demand for repayment prior to the end of the Original Term or the then current Renewal Term; provided, however, absent an Event of Default, Bank shall give Borrower at least one hundred twenty (120) days notice of its intention to demand the Loans or terminate this Agreement prior to the end of the Original Term or the then current Renewal Term; (b) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (c) Borrower prepays all of the Liabilities prior to the end of the Original Term or the then current Renewal Term and by paying all of the Liabilities in full on the last day of such term.


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Wegener Communications, Inc.
July 9, 2004
Page 2

      (B) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

            (1) LOAN LIMITS: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

                  (A) Subject to subparagraph (4)(a) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

                  (B) Subject to subparagraph (4)(b) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts or Five Hundred Thousand and No/100 Dollars ($500,000.00), whichever is less; plus

                  (C) Subject to subparagraph (5)(a) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

                  (D) Subject to subparagraph (5)(b) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus ----

                  (E) Subject to subparagraph (5)(c) of this Exhibit A, up to forty percent (40%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

                  (F) Subject to subparagraph (5)(d) of this Exhibit A, up to fifty percent (50%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus


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Wegener Communications, Inc.
July 9, 2004
Page 3

                  (G) Subject to subparagraph (2)(a) of this Exhibit A, up to eighty percent (80%) of the purchase price of the
                        Equipment purchased with such advances (exclusive of sales taxes, delivery charges and other "soft" costs related to such purchases), to be used by Borrower from time to time to purchase new Equipment, or One Million and No/100 Dollars ($1,000,000.00), whichever is less; provided, that prior to any advance under this subparagraph, Borrower shall furnish to Bank an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Bank shall require to assure that Bank has a first perfected security interest in such Equipment; and further provided, that each advance under this subparagraph shall equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) and may be made not more frequently than quarterly; plus ----

                  (H) Up to fifty percent (50%) against the face amount of commercial Letters of Credit issued by Bank for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Bank; minus

                  (I) Such reserve as Bank elects, in its sole discretion, to establish from time to time;

                        provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(c), (1)(d), (1)(e), (1)(f) and 1(h) of this Exhibit A shall in no event exceed Five Million and No/100 Dollars ($5,000,000.00);

                        further provided, that the aggregate Loan Limit shall in no event exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.


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Wegener Communications, Inc.
July 9, 2004
Page 4

      (C) Paragraph (1) of Exhibit A of the Agreement is amended to add the following provision:

            (1).(1) LETTERS OF CREDIT:  Subject to the terms and  conditions  of the Agreement, including Exhibit A, and the Other Agreements, during the Original Term or any Renewal Term, Bank may, in its sole discretion from time to time issue, upon Borrower's request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). Bank's contingent liability under the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow pursuant to paragraph (1) hereof. Payments made by Bank to any Person on account of any Letter of Credit shall constitute Loans hereunder. At no time shall the aggregate of direct Loans by Bank to Borrower plus the contingent liability of Bank under the outstanding Letters of Credit be in excess of the Loan Limit. Borrower shall remit to Bank a Letter of Credit fee equal to ONE-FOURTH OF ONE PERCENT (1/4TH OF 1%) per month on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on each day that interest is payable hereunder. Borrower shall also pay on demand Bank's normal and customary administrative charges for issuance of any Letter of Credit.

      (D) Subparagraphs (7)(a) and (7)(b) of Exhibit A of the Agreement are deleted in their entirety and the following is substituted in their place:

            (A) FACILITIES FEES: Borrower shall pay to Bank an annual facilities fees equal to three-fourths of one percent (3/4ths of 1%) of the aggregate Loan Limit, which fee shall be fully earned by Bank and payable on June 3, 2005, and on the same day of each year thereafter during the Original Term and any Renewal Term.

            (B) TRANSACTION FEE: Borrower shall pay to Bank a one-time transaction fee in the amount of Five Hundred and No/100 Dollars ($500.00), which fee shall be fully earned by Bank on the date of this Amendment and payable on July 31, 2004.


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Wegener Communications, Inc.
July 9, 2004
Page 5

      (E) Paragraph (9) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

            (9) Notwithstanding the provision of subparagraph 11(o) of the Agreement. Wegener Corporation shall at all times maintain a Tangible Net Worth equal to the Minimum Tangible Net Worth as hereafter defined. At all times from August 30, 2003 through August 31, 2004 "Minimum Tangible Net Worth" shall equal $7,500,000.00. Thereafter, from August 31st of each year through August 30th of the following year, Minimum Tangible Net Worth shall be equal to the greater of (1) Wegener Corporation's Tangible Net Worth as shown on Wegener Corporation's reviewed year-end financial statement for the immediately preceding fiscal year (which shall be delivered to Bank in form and substance satisfactory to Bank no later than November 30th of each year), or (2) the Minimum Tangible Net Worth as of the last day of the immediately preceding fiscal year, plus Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). "TANGIBLE NET WORTH" being defined for purposes of this paragraph as Wegener's shareholders' equity (including retained earnings) less the book value of all intangible assets (as determined solely by Bank on a consistent basis) plus the amount of any LIFO reserve plus the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated February 28, 2004 except as set forth herein. The measurement for Minimum Tangible Net Worth shall be determined solely by Bank at the end of each of Wegener Corporation's fiscal years.

      (F) Paragraph (13),(1) of Exhibit A of the Agreement entitled "REAL PROPERTY LOAN" is deleted in its entirety and the phrase "INTENTIONALLY OMITTED" is substituted in its place.

            2. This Amendment shall not become effective until fully executed by all parties hereto.


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Wegener Communications, Inc.
July 9, 2004
Page 6

            3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      A NATIONAL BANKING ASSOCIATION

                                      By:____________________________

                                      Title:_________________________

Accepted and agreed to this
____ day of July, 2004.

WEGENER COMMUNICATIONS, INC.


By:_________________________
   ROBERT A. PLACEK
Title: President


By:_________________________
   C. TROY WOODBURY, JR.
Title: Treasurer

Consented and agreed to by the following guarantor of the obligations of WEGENER COMMUNICATIONS, INC. to LaSalle Bank National Association.

WEGENER CORPORATION


By:_____________________________
   ROBERT A. PLACEK
Title: President and CEO
Date: July ___, 2004